EXHIBIT 99(2)

Letter From Jack Koraleski

July 8, 2004

To Our Customers:

During the past nine months, all of us at Union Pacific have been working very hard to deal with the combination of a surge in demand for rail service and a shortage of employees in our train service and locomotive engineer ranks.

Starting last fall, our response to this situation has been to hire and train thousands of new employees to help handle the load and to acquire 500 additional locomotives to provide the needed power to get on top of the demand. During that time, we have graduated nearly 2500 trainmen, and almost 700 conductors have begun engineer training as well.

Throughout the company, we are stepping up to the challenge. Our labor unions have agreed to new working agreements; individuals have been willing to “borrow-out” to fill in at high-demand locations; and many managers have been away from home for extended periods of time to work where needed.

These steps have helped to stabilize our performance but at levels below where we need to be to meet service demands. It was our hope that these increases in our critical resources would help to restore our velocity and that new steps to restrain our volume would not be necessary. However, increased resources have been overshadowed by increases in volume – six record months in a row – and have not proven to be sufficient to meet demand.

This letter discusses several significant actions we are taking in anticipation of a predicted increase in the demand for rail service in the coming months. In a typical year, we see an increase in volume starting in mid-July and continuing well into the fall. This “peak season” is generally a result of an increase in international intermodal traffic associated with moving retail merchandise for the Christmas shopping season, the introduction of new models in the automotive industry, and the fall grain harvest. When the peak season is particularly strong, we have seen a temporary slowing of our system as we adjust and handle this spike in volume. As the typical peak season winds down in the fourth quarter, we see a return to normal service levels.

Clearly, this is not a “typical” year:

This year has been anything but typical. In fact, our international intermodal volume in June was already at levels matching last year’s peak season volume…and demand for our service continues to rise.

While the network is stable, more progress is needed:

The steady increase in demand for carloadings has meant that we have been unable to gain on the situation. Our velocity has remained stubbornly flat for several weeks. There has been no improvement in terminal dwell. Spot power imbalances continue to be a problem, and yard congestion remains in several key locations such as the Pacific Northwest, Northern California and Texas.

With the approach of peak season, we must take additional actions:

We expect this peak season to be at record levels. The actual impact on our operations will depend on the actual amount of the increase in carloads and how concentrated the timing of the peak turns out to be. But, regardless of how the peak season develops, we need to take a number of steps to protect the system from additional congestion and to improve our velocity.

We must control the volume of business in several of our key corridors and terminals by limiting carloadings as well as reducing the overall inventory of railcars. These key corridors and terminals include the I-5 corridor between Seattle and Roseville, California in the West, the Sunset between Los Angeles and El Paso, the route between Los Angeles and Salt Lake City, and the central corridor through Iowa and Illinois.

These steps include:

•	Creating an allocation system for certain shipments to protect critical terminals from overload

•	Temporarily limiting the number of rock and aggregate materials carloads handled in Texas

•	Consolidating selected automobile and chemical trains

•	Regulating the volume of selected agricultural commodities

•	Capping the number of incremental train starts

We are communicating directly with those customers that will be most affected by these steps:

The timing of these changes will vary by customer, and we are contacting those who will be most affected. We are aware that in some cases alternative methods of shipment will be a challenge given the huge demand and strain on all forms of freight transportation today. However, we must take necessary steps to limit the volume on our system if we are going to be able to restore our system velocity.

If demand for freight transportation continues to surge into 2005 and we approach the limits of our physical capacity in key corridors, we will refine our methods to manage the flow onto our network. We also will need to balance investments in capacity with adequate financial returns to ensure long-term viability.

We remain convinced that the efforts we began last year are the right ones. However, with expected demand, we must take additional measures.

Executive Vice President-Marketing and Sales